UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Warburg, Pincus & Co.
   466 Lexington Avenue
   New York, NY  10017
2. Date of Event Requiring Statement (Month/Day/Year)
   05/07/97
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Journal Register Company/JRC
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock, $.01 par value               |37,864,177            |I               |Note 1                                         |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
Note 1:   See attached continuation sheet.

SIGNATURE OF REPORTING PERSON
/s/ Stephen Distler

DATE
July 8, 1997

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                                Continuation Sheet

                                      Form 3

                    Initial Statement of Beneficial Ownership




         Item 1 - Name and Address of Reporting Person

                Warburg, Pincus & Co.

         Item 2 - Date of Event Requiring Statement (Month/Day/Year)

                May 7, 1997

         Item 4 - Issuer Name and Ticker or Trading Symbol

                Journal Register Company/JRC

         (1) The sole general partner of each of Warburg, Pincus Capi-tal Company, L.P. ("WPCC"), Warburg, Pincus Capital Partners, L.P. ("WPCP") and Warburg, Pincus Investors, L.P. ("Investors") is Warburg, Pincus & Co., a New York general partnership ("WP"). Lionel I. Pincus is the managing partner of WP and may be deemed to control it. E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW"), many of whose mem-bers are also general partners of WP, manages WPCC, WPCP and Investors. WP has a 20% interest in the profits of each of WPCC, WPCP and Investors as the general partner. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934 (the "Exchange Act"), WP may be deemed to be the benefi-cial owner of the Shares held by each of WPCC, WPCP and Inves-tors. WP disclaims beneficial ownership of such Shares except to the extent of any indirect pecuniary interest therein.